Filed pursuant to Rule 424(b)(3)
File No. 333-135518

Prospectus Supplement No. 9
(To Prospectus dated July 14, 2006)

VISTULA COMMUNICATIONS SERVICES, INC.

34,008,400 shares of common stock

This prospectus supplement supplements the Prospectus dated July 14, 2006 relating to the resale of 34,008,400 shares of our common stock.  This prospectus supplement should be read in conjunction with the Prospectus.

Stock Option Grants

On February 5, 2007, we granted options to purchase common stock to the persons and in the amounts that follow:

Officers and Directors	Shares

Rupert Galliers-Pratt	200,000

Ian Cope	20,000

Jared P. Taylor	50,000

Adam Bishop	150,000

Nick Topham	25,000

Anthony Warrender	20,000

J. Marcus Payne	20,000

Jack Early	20,000

We also granted additional options to purchase up to 20,000 shares of common stock to certain other employees.  All of the above options have an exercise price of $0.32 per share which represents the closing price of our common stock on February 2, 2007 as reported on the Over the Counter Bulletin Board and an expiration date of February 5, 2017.  The options were granted as compensation for employment or director services, as applicable.  The options are immediately exercisable with respect to 25% of the total option shares purchaseable thereunder.  Thereafter, the options will vest and become exercisable for an additional 25% on the last day of each year after the date of grant, so that the options shall be fully vested on the third anniversary of the date of grant. All of the above options will accelerate in full upon a change of control.  The options identified above for Rupert Galliers-Pratt were issued to Executive Management Services Limited an entity over which Mr. Galliers-Pratt holds indirect voting and investment control.  The options granted to Ian Cope and Jared Taylor are evidenced by an incentive stock option agreement.  The options granted to the other officers, directors and employees are evidenced by a non-statutory stock option agreement.

These issuances were exempt from registration under the Securities Act of 1933 pursuant to an exemption under Section 4(2) thereof as a sale of securities not involving any public offering.

Investing in our common stock involves a high degree of risk.
See Risk Factors beginning on page 6 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 9, 2007